Exhibit 99.1
FOR IMMEDIATE RELEASE

VEREIT® Announces Second Quarter 2020 Operating Results
Rent Collection for the Quarter of 85% Which Increased to 91% for July
Liquidity Increased from $1.2 Billion to $1.8 Billion with $600.0 Million Bond Issuance

Phoenix, AZ, August 6, 2020 -- VEREIT, Inc. (NYSE: VER) (“VEREIT” or the “Company”) announced today its operating results for the three months ending June 30, 2020.

Second Quarter 2020 Financial and Operating Highlights

•	Net income of $54.2 million and net income per diluted share of $0.04

•	Achieved $0.15 AFFO per diluted share

•	Rent collection for the quarter of 85% which increased to 91% for July

•	Acquisitions totaled $10.0 million in the second quarter and $156.2 million year-to-date

•	Dispositions totaled $66.2 million in the second quarter and $200.3 million year-to-date, including the Company’s share of dispositions contributed to the office partnership of $70.2 million

•
Issued $600.0 million aggregate principal amount of 3.40% senior notes due 2028 to ultimately refinance its 3.75% convertible senior notes due December 2020, redeem $150.0 million of VEREIT’s 6.7% Series F preferred stock, and to repay borrowings under the Operating Partnership's revolving credit facility

•	Total debt decreased from $6.31 billion to $5.97 billion; Net Debt decreased from $5.82 billion to $5.80 billion, or 39.5% Net Debt to Gross Real Estate Investments

•
Net Debt to Normalized EBITDA ended at 6.1x and includes the negative effects of portfolio enhancing abatement amendments, which largely impact second quarter revenue. Excluding this, Net Debt to Normalized EBITDA would have been 5.8x.

Second Quarter 2020 Financial Results

Rental Revenue
Rental revenue for the quarter ended June 30, 2020 decreased $33.4 million to $278.6 million as compared to rental revenue of $312.0 million for the same quarter in 2019.

Net Income and Net Income Attributable to Common Stockholders per Diluted Share
Net income for the quarter ended June 30, 2020 decreased $238.1 million to $54.2 million as compared to net income of $292.3 million for the same quarter in 2019, and net income per diluted share decreased $0.23 to $0.04 for the quarter ended June 30, 2020, as compared to net income per diluted share of $0.27 for the same quarter in 2019.

Normalized EBITDA
Normalized EBITDA for the quarter ended June 30, 2020 decreased $30.0 million to $238.5 million as compared to Normalized EBITDA of $268.5 million for the same quarter in 2019.

Funds From Operations Attributable to Common Stockholders and Limited Partners (“FFO”) and FFO per Diluted Share
FFO for the quarter ended June 30, 2020 decreased $23.1 million to $155.9 million, as compared to $179.0 million for the same quarter in 2019, and FFO per diluted share decreased $0.04 to $0.14 for the quarter ended June 30, 2020, as compared to FFO per diluted share of $0.18 for the same quarter in 2019.

Adjusted FFO Attributable to Common Stockholders and Limited Partners (“AFFO”) and AFFO per Diluted Share
AFFO for the quarter ended June 30, 2020 decreased $16.0 million to $161.1 million, as compared to $177.1 million for the same quarter in 2019, and AFFO per diluted share decreased $0.03 to $0.15 for the quarter ended June 30, 2020, as compared to $0.18 for the same quarter in 2019.

Balance Sheet and Liquidity
As of the end of the second quarter, the Company increased its corporate liquidity from approximately $1.2 billion to approximately $1.8 billion, comprised of $278.9 million in cash and cash equivalents and the full $1.5 billion of availability under its credit facility. In addition, secured debt was reduced by $11.3 million, bringing the total amount reduced for the year to $132.6 million.

Capital Market Activity
The Company issued $600.0 million aggregate principal amount of 3.40% senior notes due 2028 at an issue price of 99.144% of par value. Proceeds from the senior notes along with borrowings under the Company’s revolving credit facility and cash on hand have been or will be used to fund the purchase of a portion of or the repayment at maturity of VEREIT’s 3.75% Convertible Senior Notes due December 2020, of which $50.2 million was purchased on June 25, 2020 with $271.6 million principal amount remaining. The Company also utilized proceeds to fund the partial redemption of $150.0 million of VEREIT’s 6.7% Series F preferred stock on July 22, 2020 and repay borrowings under the Operating Partnership's revolving credit facility.

Consolidated Financial Statistics
Financial Statistics as of the quarter ended June 30, 2020 are as follows: Net Debt to Normalized EBITDA of 6.1x, Fixed Charge Coverage Ratio of 3.1x, Unencumbered Asset Ratio of 81.2%, Net Debt to Gross Real Estate Investments of 39.5%, and Weighted Average Debt Term of 4.8 years. Net Debt to Normalized EBITDA includes the negative effects of portfolio enhancing abatement amendments, which largely impact second quarter revenue. In exchange for the abatements, increased lease term and other economic benefits were obtained. Excluding this, Net Debt to Normalized EBITDA would have been 5.8x.

Common Stock Dividend Information
On August 5, 2020, the Company’s Board of Directors declared a quarterly dividend for the third quarter of 2020 of $0.077 per share consistent with last quarter’s dividend. The dividend will be paid on October 15, 2020 to common stockholders of record as of September 30, 2020. The Board of Directors has not made any decisions with respect to its dividend policy beyond the third quarter and will continue to monitor the current environment.

2020 Guidance
As previously stated, given the economic uncertainty and rapidly-evolving circumstances related to COVID-19, the Company has withdrawn its previously issued 2020 guidance and is not providing an updated outlook at this time.

Management Commentary
Glenn J. Rufrano, Chief Executive Officer, stated, “Rent collection for Q2 was higher at 85% than previously announced and was further increased to 91% for July. In addition, liquidity improved to $1.8 billion with the $600.0 million bond issuance, which now finances our December 2020 convertible debt maturity and leaves us with no corporate bonds due until 2024. While we have had better than expected results on rent collections, we chose to maintain capital within the balance sheet, maximizing value to all stakeholders in the form of liquidity and future growth. Our board has, therefore, decided to maintain the current dividend, which at a 51% payout ratio for Q2, is a solid base on which to grow to a more traditional level.”

Real Estate Portfolio
As of June 30, 2020, the Company’s portfolio consisted of 3,836 properties with total portfolio occupancy of 98.8%, investment grade tenancy of 37.0% and a weighted-average remaining lease term of 8.5 years, increasing from 8.3 years.

Real Estate Leasing Activity
During the quarter, the Company entered into 64 new and renewal leases on approximately 2.1 million square feet, or 2.3% of the portfolio. Leasing activity included 0.9 million square feet of early renewals. This activity does not include pandemic related amendments.

Acquisitions
During the quarter ended June 30, 2020, the Company had acquisitions of $10.0 million in the form of a mezzanine position for last-mile distribution facilities.

Dispositions
During the quarter ended June 30, 2020, the Company disposed of 17 properties for an aggregate sales price of $66.2 million. Of the total disposition amount, $14.7 million was used in the total weighted average cash cap rate calculation of 6.0%, including $4.7 million in net sales of Red Lobster restaurants. The gain on second quarter sales was approximately $9.0 million.

COVID-19 Company Update
As of July 27, 2020, VEREIT had received rent of approximately 86% for April, 85% for May, 86% for June and 85% for the second quarter. Of the uncollected rent balance for the second quarter, the Company has entered into rent relief agreements representing 7.2% of second quarter rents.

In addition, as of July 27, 2020, VEREIT had received rent of approximately 91% for July. Of the uncollected rent balance for July, the Company has entered into rent relief agreements representing 4.2% of July rents.

VEREIT is in continuing discussions with tenants regarding unpaid rent. The property type breakdown for rent collection is as follows:

Property Type	April	May	June	July
Total Retail	88%	87%	89%	96%
Casual Dining	35%	39%	38%	59%
Quick Service	82%	79%	81%	80%
Total Restaurant	55%	56%	56%	68%
Total Office	98%	97%	97%	97%
Total Industrial	99%	99%	94%	95%

Due to the effects of the COVID-19 pandemic, financial results include rental revenue of $278.6 million that includes deferred rent of $8.9 million and the negative impact from $11.2 million of abatement amendments and $8.4 million of reserved rent which includes $3.7 million of straight-line rent receivables. Further rent collection and relief request details can be found in our investor presentation filed today.

Subsequent Events

Dispositions
From July 1, 2020 through July 22, 2020, dispositions totaled $1.1 million. Dispositions year-to-date through July 22, 2020, totaled $200.3 million, including the Company’s share of dispositions contributed to the office partnership of $70.2 million.

Partial Redemption of Preferred Stock
On July 22, 2020, the Company redeemed 6.0 million shares of its 6.7% Series F Cumulative Redeemable Preferred Stock, representing approximately 19.44%, or $150.0 million, of its approximately 30.9 million shares outstanding. The shares were redeemed at a redemption price of $25.00 per share.

Audio Webcast and Call Details
The live audio webcast will be available, beginning at 1:30 p.m. ET on Thursday, August 6, 2020, on the Company's Investor Relations website at: http://ir.vereit.com/. The dial-in information is as follows: (844) 746-0748 (domestic) or (412) 317-5274 (international).  Participants should log in 10-15 minutes early.

Approximately one hour following the call, a replay of the webcast will be available at the link above and archived for up to 12 months. A telephone replay of the conference call can also be accessed by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international), passcode 10146036. The telephone replay will be available until August 20, 2020.

About the Company
VEREIT is a full-service real estate operating company which owns and manages one of the largest portfolios of single-tenant commercial properties in the U.S. The Company has total real estate investments of $14.7 billion including approximately 3,800 properties and 88.9 million square feet. VEREIT’s business model provides equity capital to creditworthy corporations in return for long-term leases on their properties. VEREIT is a publicly traded Maryland corporation listed on the New York Stock Exchange. VEREIT uses, and intends to continue to use, its Investor Relations website, which can be found at www.VEREIT.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Additional information about VEREIT can be found through social media platforms such as Twitter and LinkedIn.

Media Contact
Parke Chapman
Rubenstein Associates
212.843.8489 | pchapman@rubenstein.com

Investor Contact
Bonni Rosen, Senior Vice President, Investor Relations
VEREIT
877.405.2653 | BRosen@VEREIT.com

About the Data
Rent collection percentages disclosed are based on contractual rent and recoveries paid by tenants to cover estimated tax, insurance and common area maintenance expenses, including the Company's pro rata share of such amounts related to properties owned by unconsolidated joint ventures. Percentages are calculated using a denominator that reflects pre-COVID-19 rents that has not been adjusted for any rent relief granted. Amounts exclude any tenants in bankruptcy.

In the second quarter of 2020, the Company updated its definition of Normalized EBITDA to include the impact of straight-line rent, in order to be consistent with peer companies. The Company recast the data presented for prior periods, including ratios impacted by the change.

Descriptions of FFO and AFFO, EBITDA and Normalized EBITDA, Principal Outstanding and Adjusted Principal Outstanding, Net Debt, Interest Expense, Excluding Non-Cash Amortization, Fixed Charge Coverage Ratio, Net Debt to Normalized EBITDA Annualized Ratio, Net Debt Leverage Ratio, and Unencumbered Asset Ratio are provided below. Refer to the subsequent tables for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure and the calculations of these financial ratios.
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), EBITDA for Real Estate (“EBITDAre”), Normalized EBITDA and Normalized EBTIDA Adjusted for Abated Rent
Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) has promulgated a supplemental performance measure known as Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre"). Nareit defines EBITDAre as net income or loss computed in accordance with GAAP, adjusted for interest expense, income tax expense (benefit), depreciation and amortization, impairment write-downs on real estate, gains or losses from disposition of property and our pro rata share of EBITDAre adjustments related to unconsolidated partnerships and joint ventures. We calculated EBITDAre in accordance with Nareit's definition described above.
In addition to EBITDAre, we use Normalized EBITDA and Normalized EBITDA Adjusted for Abated Rent as non-GAAP supplemental performance measures to evaluate the operating performance of the Company. Normalized EBITDA, as defined by the Company, represents EBITDAre, modified to exclude non-routine items such as acquisition-related expenses, litigation and non-routine costs, net, net revenue or expense earned or incurred that is related to the services agreement associated with a discontinued operation, gains or losses on sale of investment securities or mortgage notes receivable, payments on fully reserved loan receivables and restructuring expenses. We also exclude certain non-cash items such as impairments of goodwill and intangible assets, gains or losses on derivatives, gains or losses on the extinguishment or forgiveness of debt, write-off of program development costs, and amortization of intangibles, above-market lease assets and below-market lease liabilities. Normalized EBITDA omits the Normalized EBITDA impact of Excluded Properties. Management believes that excluding these costs provides investors with supplemental performance information that is consistent with the performance models and analysis used by management, and provides investors a view of the performance of our portfolio over time. Management also believes that Normalized EBITDA Adjusted for Abated Rent is useful to investors because the period for which rent is abated is less than 12 months and therefore should not be annualized. Therefore, EBITDA, EBITDAre, Normalized EBITDA and Normalized EBTIDA Adjusted for Abated Rent should not be considered as an alternative to net income, as computed in accordance with GAAP. The Company uses Normalized EBITDA as one measure of its operating performance when formulating corporate goals and evaluating the effectiveness of the Company's strategies. EBITDA, EBITDAre, Normalized EBITDA and Normalized EBITDA Adjusted for Abated Rent may not be comparable to similarly titled measures of other companies.
Excluded Properties
Excluded Properties are properties for which (i) the related mortgage loan is in default, and (ii) management decides to transfer the properties to the lender in connection with settling the mortgage note obligation. Certain non-GAAP measures and operating metrics omit the impact of such properties for the month beginning with the date that such criteria are met and ending with the disposition date, in order to better reflect the ongoing operations of the Company.
At and during the three months ended June 30, 2020 and March 31, 2020, there were no Excluded Properties. At and during the three months ended June 30, 2019, there was one Excluded Property which was an office property comprising 145,186 square feet, of which 6,926 square feet was vacant, with Principal Outstanding of $19.5 million.
Fixed Charge Coverage Ratio
Fixed Charge Coverage Ratio is the sum of (i) Interest Expense, excluding non-cash amortization, (ii) secured debt principal amortization on Adjusted Principal Outstanding and (iii) dividends attributable to preferred shares divided by Normalized EBITDA. Management believes that Fixed Charge Coverage Ratio is a useful supplemental measure of our ability to satisfy fixed financing obligations.

Fixed Rate Debt
Fixed Rate Debt includes variable rate debt effectively fixed through the use of interest rate swap agreements.
Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)
Due to certain unique operating characteristics of real estate companies, as discussed below, the Nareit, an industry trade group, has promulgated a supplemental performance measure known as funds from operations (“FFO”), which we believe to be an appropriate supplemental performance measure to reflect the operating performance of a REIT. FFO is not equivalent to our net income or loss as determined under U.S. GAAP.
Nareit defines FFO as net income or loss computed in accordance with U.S. GAAP adjusted for gains or losses from disposition of property, depreciation and amortization of real estate assets, impairment write-downs on real estate, and our pro rata share of FFO adjustments related to unconsolidated partnerships and joint ventures. We calculate FFO in accordance with Nareit’s definition described above.
In addition to FFO, we use adjusted funds from operations (“AFFO”) as a non-GAAP supplemental financial performance measure to evaluate the operating performance of the Company. AFFO, as defined by the Company, excludes from FFO non-routine items such as acquisition-related expenses, litigation and non-routine costs, net, net revenue or expense earned or incurred that is related to the services agreement associated with a discontinued operation, gains or losses on sale of investment securities or mortgage notes receivable, payments on fully reserved loan receivables and restructuring expenses. We also exclude certain non-cash items such as impairments of goodwill and intangible assets, straight-line rent, net direct financing lease adjustments, gains or losses on derivatives, reserves for loan loss, gains or losses on the extinguishment or forgiveness of debt, non-current portion of the tax benefit or expense, equity-based compensation and amortization of intangible assets, deferred financing costs, premiums and discounts on debt and investments, above-market lease assets and below-market lease liabilities. We omit the impact of the Excluded Properties and related non-recourse mortgage notes from FFO to calculate AFFO. Management believes that excluding these costs from FFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management, and provides investors a view of the performance of our portfolio over time. AFFO allows for a comparison of the performance of our operations with other publicly-traded REITs, as AFFO, or an equivalent measure, is routinely reported by publicly-traded REITs, and we believe often used by analysts and investors for comparison purposes.
For all of these reasons, we believe FFO and AFFO, in addition to net income (loss), as defined by U.S. GAAP, are helpful supplemental performance measures and useful in understanding the various ways in which our management evaluates the performance of the Company over time. However, not all REITs calculate FFO and AFFO the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered as alternatives to net income (loss) and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs. Neither the SEC, Nareit, nor any other regulatory body has evaluated the acceptability of the exclusions used to adjust FFO in order to calculate AFFO and its use as a non-GAAP financial performance measure.
Gross Real Estate Investments
Gross Real Estate Investments represent total gross real estate and related assets of Operating Properties, equity investments in the Cole REITs, investment in direct financing leases, investment securities backed by real estate and mortgage notes receivable, and the Company's pro rata share of such amounts related to properties owned by unconsolidated joint ventures, net of gross intangible lease liabilities. We believe that the presentation of Gross Real Estate Investments, which shows our total investments in real estate and related assets, in connection with Net Debt, provides useful information to investors to assess our overall financial flexibility, capital structure and leverage. Gross Real Estate Investments should not be considered as an alternative to the Company's real estate investments balance as determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with, and as a supplement to, the Company's financial information prepared in accordance with GAAP.
Interest Expense, Excluding Non-Cash Amortization
Interest Expense, excluding non-cash amortization is a non-GAAP measure that represents interest expense incurred on the outstanding principal balance of our debt and the Company's pro rata share of the unconsolidated joint ventures' outstanding principal balance. This measure excludes (i) the amortization of deferred financing costs, premiums and discounts, which is included in interest expense in accordance with GAAP, and (ii) the impact of Excluded Properties and related non-recourse mortgage notes. We believe that the presentation of Interest Expense, excluding non-cash amortization, which shows the interest expense on our contractual debt obligations, provides useful information to investors to assess our overall solvency and financial flexibility. Interest Expense, excluding non-cash amortization should not be considered as an alternative to the Company's interest expense as determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with and as a supplement to the Company's financial information prepared in accordance with GAAP.

Net Debt Leverage Ratio
Net Debt Leverage Ratio equals Net Debt divided by Gross Real Estate Investments. We believe that the presentation of Net Debt Leverage Ratio provides useful information to investors because our management reviews Net Debt Leverage Ratio as part of its management of our overall liquidity, financial flexibility, capital structure and leverage.
Net Debt, Principal Outstanding and Adjusted Principal Outstanding
Principal Outstanding is a non-GAAP measure that represents the Company's outstanding principal debt balance, excluding certain GAAP adjustments, such as premiums and discounts, financing and issuance costs, and related accumulated amortization. Adjusted Principal Outstanding includes the Company's pro rata share of the unconsolidated joint ventures' outstanding principal debt balance and omits the outstanding principal balance of mortgage notes secured by Excluded Properties. We believe that the presentation of Principal Outstanding and Adjusted Principal Outstanding, which show our contractual debt obligations, provides useful information to investors to assess our overall financial flexibility, capital structure and leverage. Principal Outstanding and Adjusted Principal Outstanding should not be considered as alternatives to the Company's consolidated debt balance as determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with, and as a supplement to, the Company's financial information prepared in accordance with GAAP.
Net Debt is a non-GAAP measure used to show the Company's Adjusted Principal Outstanding, less all cash and cash equivalents and the Company's pro rata share of unconsolidated joint ventures' cash and cash equivalents. We believe that the presentation of Net Debt provides useful information to investors because our management reviews Net Debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage.
Net Debt to Normalized EBITDA Annualized Ratio
Net Debt to Normalized EBITDA Annualized (“Net Debt to Normalized EBITDA”) equals Net Debt divided by the respective quarter Normalized EBITDA multiplied by four. We believe that the presentation of Net Debt to Normalized EBITDA Annualized provides useful information to investors because our management reviews Net Debt to Normalized EBITDA Annualized as part of its management of our overall liquidity, financial flexibility, capital structure and leverage.
Net Debt to Normalized EBITDA Adjusted for Abated Rent Annualized Ratio
Net Debt to Normalized EBITDA Adjusted for Abated Rent Annualized equals Net Debt divided by the respective quarter Normalized EBITDA Adjusted for Abated Rent multiplied by four. Management believes that Net Debt to Normalized EBITDA Adjusted for Abated Rent Annualized is useful to investors because the period for which rent is abated is less than 12 months and therefore should not be annualized.
Unencumbered Asset Ratio
Unencumbered Asset Ratio equals unencumbered Gross Real Estate Investments divided by Gross Real Estate Investments. Management believes that Unencumbered Asset Ratio is a useful supplemental measure of our overall liquidity and leverage.

Forward-Looking Statements
Information set forth herein contains “forward-looking statements” which reflect the Company’s expectations and projections regarding future events and plans, the Company’s future financial condition, results of operations, liquidity and business, including acquisitions, rent receipts, rent relief requests, and rent relief granted, debt levels, maturities and refinancings, liquidity, the payment of future dividends and the impact of COVID-19 on the Company’s business. Generally, the words “anticipates,” “assumes,” “believes,” “continues,” “could,” “estimates,” “expects,” “goals,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “targets,” “will,” variations of such words and similar expressions identify forward-looking statements. These forward-looking statements are based on information currently available and involve a number of known and unknown assumptions and risks, uncertainties and other factors, which are difficult to predict and beyond the Company’s control, that could cause actual events and plans or could cause the Company’s business, financial condition, liquidity and results of operations to differ materially from those expressed or implied in the forward-looking statements. Further, information regarding historical rent collections should not serve as an indication of future rent collections.
The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the duration and extent of the impact of COVID-19 on our business and the businesses of our tenants (including their ability to timely make rent payments) and the economy generally; federal, state or local legislation or regulation that could impact the timely payment of rent by tenants in light of COVID-19; the Company’s ability to renew leases, lease vacant space or re-lease space as leases expire on favorable terms or at all; risks associated with tenant, geographic and industry concentrations with respect to the Company’s properties; risks accompanying the management of its industrial partnership and office partnership; the impact of impairment charges in respect of certain of the Company’s properties; unexpected costs or liabilities that may arise from potential dispositions, including related to limited partnership, tenant-in-common and Delaware statutory trust real estate programs and the Company’s management with respect to such programs; competition in the acquisition and disposition of properties and in the leasing of its properties including that the Company may be unable to acquire, dispose of, or lease properties on advantageous terms or at all; risks associated with bankruptcies or insolvencies of tenants, from tenant defaults generally or from the unpredictability of the business plans and financial condition of the Company’s tenants, which are heightened as a result of the COVID-19 pandemic; risks associated with the Company’s substantial indebtedness, including that such indebtedness may affect the Company’s ability to pay dividends and that the terms and restrictions within the agreements governing the Company’s indebtedness may restrict its borrowing and operating flexibility; the ability to retain or hire key personnel; and continuation or deterioration of current market conditions. Additional factors that may affect future results are contained in the Company’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. The Company disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of changes in underlying assumptions or factors, new information, future events or otherwise, except as required by law.

VEREIT, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data) (Unaudited)

	June 30, 2020	March 31, 2020
ASSETS
Real estate investments, at cost:
Land	$2,705,149	$2,715,625
Buildings, fixtures and improvements	10,117,636	10,135,933
Intangible lease assets	1,891,831	1,899,900
Total real estate investments, at cost	14,714,616	14,751,458
Less: accumulated depreciation and amortization	3,756,132	3,659,980
Total real estate investments, net	10,958,484	11,091,478
Operating lease right-of-use assets	208,037	211,187
Investment in unconsolidated entities	86,300	78,718
Cash and cash equivalents	278,883	600,945
Restricted cash	21,203	18,720
Rent and tenant receivables and other assets, net	382,409	345,103
Goodwill	1,337,773	1,337,773
Real estate assets held for sale, net	48,093	88,513
Total assets	$13,321,182	$13,772,437

LIABILITIES AND EQUITY
Mortgage notes payable, net	$1,393,652	$1,405,701
Corporate bonds, net	3,404,935	2,814,474
Convertible debt, net	270,152	319,120
Credit facility, net	896,314	1,767,306
Below-market lease liabilities, net	130,208	134,410
Accounts payable and accrued expenses	112,551	125,358
Derivative, deferred rent and other liabilities	161,538	146,893
Distributions payable	85,231	150,493
Operating lease liabilities	215,322	217,567
Total liabilities	6,669,903	7,081,322
Series F preferred stock	309	309
Common stock	10,779	10,778
Additional paid-in capital	13,256,288	13,252,447
Accumulated other comprehensive loss	(106,109)	(104,217)
Accumulated deficit	(6,517,303)	(6,475,568)
Total stockholders’ equity	6,643,964	6,683,749
Non-controlling interests	7,315	7,366
Total equity	6,651,279	6,691,115
Total liabilities and equity	$13,321,182	$13,772,437

VEREIT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data) (Unaudited)

	Three Months Ended June 30,
	2020	2019
Revenues:
Rental	$278,576	$312,043
Fees from managed partnerships	421	145
Total revenues	278,997	312,188
Operating expenses:
Acquisition-related	1,169	985
Litigation and non-routine costs, net	(118)	(3,769)
Property operating	29,098	32,503
General and administrative	16,120	16,416
Depreciation and amortization	110,599	118,022
Impairments	12,094	8,308
Restructuring	—	290
Total operating expenses	168,962	172,755
Other (expense) income:
Interest expense	(65,613)	(69,803)
Loss on extinguishment and forgiveness of debt, net	(200)	(1,472)
Other income, net	778	3,030
Equity in income of unconsolidated entities	1,497	505
Gain on disposition of real estate and real estate assets held for sale, net	8,795	221,755
Total other expenses, net	(54,743)	154,015
Income before taxes	55,292	293,448
Provision for income taxes	(1,053)	(1,164)
Net income	54,239	292,284
Net income attributable to non-controlling interests	(31)	(6,626)
Net income attributable to the General Partner	$54,208	$285,658

Basic and diluted net income per share attributable to common stockholders	$0.04	$0.27
Distributions declared per common share	$0.0770	$0.1375

VEREIT, INC.
EBITDA, EBITDAre AND NORMALIZED EBITDA
(In thousands) (Unaudited)

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
Net income	$54,239	$86,863	$292,284
Adjustments:
Interest expense	65,613	64,696	69,803
Depreciation and amortization	110,599	124,080	118,022
Provision for income taxes	1,053	1,048	1,164
Proportionate share of adjustments for unconsolidated entities	1,775	1,761	738
EBITDA	$233,279	$278,448	$482,011
Gain on disposition of real estate assets, net	(8,795)	(25,249)	(221,762)
Impairments of real estate	12,094	8,380	8,308
EBITDAre	$236,578	$261,579	$268,557
Payments received on fully reserved loans	—	—	—
Acquisition-related expenses	1,169	1,523	985
Litigation and non-routine costs, net	(118)	(8,564)	(3,769)
Loss (gain) on investments	142	541	(5)
Loss on derivative instruments, net	—	—	24
Amortization of above-market lease assets and deferred lease incentives, net of amortization of below-market lease liabilities	788	748	611
Loss on extinguishment and forgiveness of debt, net	200	1,280	1,472
Net direct financing lease adjustments	372	365	410
Restructuring expenses	—	—	290
Other adjustments, net	54	(205)	214
Proportionate share of adjustments for unconsolidated entities	(706)	(36)	(100)
Adjustment for Excluded Properties	—	—	(203)
Normalized EBITDA	$238,479	$257,231	$268,486
Abated rent	11,184	—	—
Normalized EBITDA Adjusted for Abated Rent	$249,663	$257,231	$268,486

Normalized EBITDA annualized	$953,916	$1,028,924	$1,073,944
Normalized EBITDA Adjusted for Abated Rent annualized	$998,652	$1,028,924	$1,073,944

VEREIT, INC.
FUNDS FROM OPERATIONS
(In thousands, except for share and per share data) (Unaudited)

	Three Months Ended June 30,
	2020	2019
Net income	$54,239	$292,284
Dividends on non-convertible preferred stock	(12,948)	(17,973)
Gain on disposition of real estate assets, net	(8,795)	(221,762)
Depreciation and amortization of real estate assets	110,207	117,616
Impairment of real estate	12,094	8,308
Proportionate share of adjustments for unconsolidated entities	1,146	565
FFO attributable to common stockholders and limited partners	$155,943	$179,038

Weighted-average shares outstanding - basic	1,078,366,566	973,723,139
Effect of weighted-average Limited Partner OP Units and dilutive securities	1,186,500	26,054,596
Weighted-average shares outstanding - diluted	1,079,553,066	999,777,735

FFO attributable to common stockholders and limited partners per diluted share	$0.144	$0.179

VEREIT, INC.
ADJUSTED FUNDS FROM OPERATIONS
(In thousands, except for share and per share data) (Unaudited)

	Three Months Ended June 30,
	2020	2019
FFO attributable to common stockholders and limited partners	$155,943	$179,038

Acquisition-related expenses	1,169	985
Litigation and non-routine costs, net	(118)	(3,769)
Loss on investments	142	(5)
Loss on derivative instruments, net	—	24
Amortization of premiums and discounts on debt and investments, net	(362)	(1,392)
Amortization of above-market lease assets and deferred lease incentives, net of amortization of below-market lease liabilities	788	611
Net direct financing lease adjustments	372	410
Amortization and write-off of deferred financing costs	2,898	3,346
Loss on extinguishment and forgiveness of debt, net	200	1,472
Straight-line rent	(3,404)	(8,043)
Equity-based compensation	3,857	3,706
Restructuring expenses	—	290
Other adjustments, net	441	617
Proportionate share of adjustments for unconsolidated entities	(843)	(196)
Adjustment for Excluded Properties	—	5
AFFO attributable to common stockholders and limited partners	$161,083	$177,099

Weighted-average shares outstanding - basic	1,078,366,566	973,723,139
Effect of weighted-average Limited Partner OP Units and dilutive securities	1,186,500	26,054,596
Weighted-average shares outstanding - diluted	1,079,553,066	999,777,735

AFFO attributable to common stockholders and limited partners per diluted share	$0.149	$0.177

VEREIT, INC.
FINANCIAL AND OPERATIONS STATISTICS AND RATIOS
(Dollars in thousands) (Unaudited)

Three Months Ended
June 30, 2020
Interest expense - as reported	$(65,613)
Adjustments:
Amortization of deferred financing costs and other non-cash charges	(2,995)
Amortization of net premiums	459
Unconsolidated joint ventures’ pro rata share	(559)
Interest Expense, Excluding Non-Cash Amortization	$63,636

	Three Months Ended
	June 30, 2020
Interest Expense, Excluding Non-Cash Amortization	$63,636
Secured debt principal amortization	861
Dividends attributable to preferred shares	12,948
Total fixed charges	77,445
Normalized EBITDA	238,479
Fixed Charge Coverage Ratio	3.08	x

	June 30, 2020	March 31, 2020
Mortgage notes payable, net	$1,393,652	$1,405,701
Corporate bonds, net	3,404,935	2,814,474
Convertible debt, net	270,152	319,120
Credit facility, net	896,314	1,767,306
Total debt - as reported	5,965,053	6,306,601
Deferred financing costs, net	41,152	37,896
Net discounts (premiums)	11,860	6,389
Principal Outstanding	6,018,065	6,350,886
Unconsolidated joint ventures’ pro rata share	68,360	68,360
Adjusted Principal Outstanding	$6,086,425	$6,419,246
Cash and cash equivalents	(278,883)	(600,945)
Pro rata share of unconsolidated joint ventures’ cash and cash equivalents	(3,433)	(2,567)
Net Debt	$5,804,109	$5,815,734

June 30, 2020
Total real estate investments, at cost - as reported	$14,714,616
Adjustments:
Investment in Cole REITs	6,867
Gross assets held for sale	54,046
Investment in direct financing leases, net	8,579
Mortgage notes receivable, net	9,959
Gross below market leases	(236,324)
Unconsolidated joint ventures' pro rata share	146,886
Gross Real Estate Investments	$14,704,629

	June 30, 2020		March 31, 2020
Net Debt	$5,804,109		$5,815,734
Normalized EBITDA Annualized	953,916		1,028,924
Net Debt to Normalized EBITDA Annualized Ratio	6.08	x	5.65	x

	June 30, 2020
Net Debt	$5,804,109
Normalized EBITDA Adjusted for Abated Rent Annualized	998,652
Net Debt to Normalized EBITDA Adjusted for Abated Rent Annualized Ratio	5.81	x

June 30, 2020
Net Debt	$5,804,109
Gross Real Estate Investments	14,704,629
Net Debt Leverage Ratio	39.5%

Unencumbered Gross Real Estate Investments	$11,933,717
Gross Real Estate Investments	14,704,629
Unencumbered asset ratio	81.2%